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                                                                    EXHIBIT 99.3
[CTC LOGO]
News Release


                                             For Further Information Contact
                                             John D. Pittenger
                                             Executive Vice President,
                                             Finance & Administration
                                             781-466-1302
                                             Internet: http://www.ctcnet.com

June 2, 1998


                                              FOR IMMEDIATE RELEASE
                                              ---------------------

           CTC COMMUNICATIONS CORP. ENTERS INTO STRATEGIC AGREEMENT
            WITH INTERNATIONAL NETWORK SERVICES, INC. TO DEPLOY AN
               INTEGRATED COMMUNICATIONS NETWORK IN NEW ENGLAND

Waltham, Massachusetts - CTC Communications Corp. (NASDAQ: CPTL) announced today that it intends to deploy a data-centric, integrated communications network beginning in the first quarter of 1999 which will initially span the New York-New England region. CTC's Integrated Communications Network (ICN) initially will have long distance and data switches capable of handling ATM, IP, Ethernet and Frame Relay protocols interconnected by leased transmission facilities. The Company intends to continue to lease local dialtone capabilities until these services can be cost effectively integrated into a packet switched network architecture.

CTC expects that its advanced, high capacity network will be able to take advantage of the growing customer demand for data transmission capabilities and the attractive economics that can be achieved by utilizing a combination of Company-owned facilities and leased network elements. Once deployed, the Company believes that its ICN will enable to it to improve margins, enhance customer control, and broaden service offerings.

CTC also announced that it has entered into a strategic agreement with International Network Services, Inc. (NASDAQ: INSS) to design, engineer, and build the CTC Integrated Communications Network in the Company's existing region, primarily on a fixed-fee basis. INS has agreed to develop the detailed network design, assist CTC in procuring the network components from third parties build and test the network operations center (NOC) and network switching sites, and perform CTC's beta test operations with customers. The initial network and NOC buildout is expected to be complete by April 30, 1999, at which point CTC anticipates it will contract with INS to operate and maintain the network until such time as permanent CTC personnel are hired.

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Bob Fabbricatore, Chairman and CEO of CTC, said, "We are pleased to enter into this strategic relationship with INS, one of the world's leading network integrators. We believe that our relationship with INS will give us a significant advantage in designing and deploying the ICN. It allows us to bring out network on-line significantly faster than we would otherwise be able to accomplish, and it allows our team to remain focused on what we do best, marketing local telecommunications services."

John Drew, President and Chief Operating Officers of INS commented, "INS is very pleased to join together with CTC in this strategic agreement. This contract represents an important milestone for both companies as CTC asserts itself as a leader in the rapidly evolving competitive local exchange market and demonstrates INS' unique capabilities to plan, design, implement, and manage carrier-quality network operations."

CTC also announced today that as part of its expansion plans over the next 24 months, it intends to open more than 20 new sales offices thorughout the Boston-Washington D.C. corridor and hire more than 200 additional sales personnel. Fabbricatore commented, "Our 14 years of experience in selling local telecommunications services as an agent has allowed us to develop a successful and highly replicable approach to branch operations and we intend to aggressively pursue branch expansion to fully take advantage of the opportunities afforded by the Telecom Act. The effectiveness of CTC's sales force was demonstrated during our first four months of operations as an integrated communications provider. Through April 30, 1998, we sold 29,693 access line equivalents of which 25,931 were provisioned."

CTC Communications Corp is a rapidly growing provider of integrated communications solutions to small and medium-sized business customers in the Northeastern U.S. It provides an extensive array of voice and data services including local, long distance, frame relay, Internet access, T1 and ISDN services. The Company markets its services through its 175 member direct sales force thorughout Massachusetts, New York, Connecticut, New Hampshire, Vermont, and Maine. CTC's headquarters is in Waltham, MA and can be found on the worldwide web at http://www.ctcnet.com.

International Network Services is a global provider of solutions for complex enterprise networks. INS provides professional services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network management tasks, such as network monitoring and network performance reporting. As of March 31, 1998, INS had 1,169 employees and provided service from 32 locations. INS' headquarters are located at 1213 Innsbruck Drive, Sunnyvale, CA 94089. The INS Web site is located at http://www.ins.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-K. CTC undertakes no obligations to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.